                                                                    Exhibit 99.1

         QUEST DIAGNOSTICS ANNOUNCES STRONG REVENUE AND EARNINGS GROWTH
                      FOR FOURTH QUARTER AND FULL YEAR 2003

TETERBORO, N.J., JANUARY 27, 2004--Quest Diagnostics Incorporated (NYSE: DGX), the nation's leading provider of diagnostic testing, information and services, announced that for the fourth quarter ended December 31, 2003, net income increased to $108 million from $82 million in 2002. Earnings per diluted share increased 24% to $1.02 from $0.82 in 2002.

Fourth quarter revenues increased 16.5% over the prior year level to $1.2 billion and reflect the acquisition of Unilab Corporation, which was completed on February 28, 2003. Clinical testing volume, measured by the number of requisitions, increased 12.7%. Revenue per requisition increased 3.5%, driven primarily by improvements in test and payer mix. On a pro forma basis, assuming that Unilab had been part of Quest Diagnostics since January 1, 2002, revenue per requisition increased 5.3%, and clinical testing volume increased 0.3%.

For the fourth quarter of 2003, earnings before interest, taxes, depreciation and amortization (EBITDA) were $238 million, or 19.8% of revenues, compared to $185 million, or 17.9% of revenues in 2002. Operating income was $197 million, or 16.4% of revenues, compared to $148 million, or 14.3% of revenues, in 2002. Bad debt expense improved to 4.7% of revenues, compared to 5.1% for the prior year period. Days sales outstanding improved to 48 days, compared to 49 days a year ago. Cash flow from operations was $262 million, compared to $246 million in 2002. During the quarter the company repurchased $116 million of its common stock and made capital expenditures of $53 million.

For the full year 2003, net income increased to $437 million from $322 million in 2002. Earnings per diluted share increased 28% to $4.12, compared to $3.23 in the prior year. Revenues increased 15.3% to $4.7 billion. EBITDA was $951 million, or 20.1% of revenues, compared to $727 million, or 17.7% of revenues in 2002. Operating income was $796 million, or 16.8% of revenues, compared to $592 million, or 14.4% of revenues in 2002. Cash flow from operations was $663 million, compared to $596 million in 2002. Capital expenditures were $175 million. Common stock repurchases totaled $258 million at an average price of $64.54 per share under the stock repurchase program initiated in May 2003.

"We had another quarter of excellent financial performance, capping a year in which earnings per share grew 28% and revenues grew 15%," said Kenneth W. Freeman, Chairman and Chief Executive Officer. "Our focus on Six Sigma quality, standardizing operations and driving profitable growth is yielding results. We are well positioned for continued strong performance."

The company raised its previous financial guidance for the full year 2004. Earnings per diluted share are expected to increase to between $4.70 and $4.80. The company raised guidance for revenue growth to 6% from 5% previously. This includes a full 12 months of revenues from Unilab, acquired on February 28, 2003, which is expected to increase reported revenues by approximately 1.5%. Operating income as a percentage of revenues is expected to approximate 18%. Cash flow from operations is expected to exceed $650 million, compared to prior guidance of more than $600 million. Capital expenditures are expected to be between $180 million and $190 million.

For the first quarter of 2004, revenues are expected to increase between 13% and 14%, earnings per diluted share are expected to be between $1.02 and $1.07, and operating income as a percentage of revenues is expected to approximate 16%. This includes a full quarter of revenues from Unilab, which is expected to increase reported revenues by approximately 6.5%.

Quest Diagnostics will discuss results for the fourth quarter and full year 2003 during a conference call for investors on January 27 at 8:30 a.m. Eastern Time. To hear a simulcast of the call over the Internet or a replay, registered analysts may access StreetEvents at: www.streetevents.com; and all others may access the Quest Diagnostics website at: www.questdiagnostics.com. In addition, a replay of the call will be available from 10 a.m. on January 27 through 11 p.m. on February 27, 2004 to investors in the U.S. by dialing 800-925-1657. Investors outside the U.S. may dial 402-530-8063. No password is required for either number.

Quest Diagnostics Incorporated is the nation's leading provider of diagnostic testing, information and services, providing insights that enable physicians, hospitals, managed care organizations and other healthcare professionals to make decisions to improve health. The company offers patients and physicians the broadest access to diagnostic laboratory services through its national network of laboratories and patient service centers. Quest Diagnostics is the leading provider of esoteric testing, including gene-based medical testing, and empowers healthcare organizations and clinicians with state-of-the-art connectivity solutions that improve practice management. Additional company information can be found on the Internet at: www.questdiagnostics.com.

The statements in this press release which are not historical facts or information may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results and outcomes to be materially different. Certain of these risks and uncertainties may include, but are not limited to, unanticipated expenditures, changing relationships with customers, payers, suppliers and strategic partners, competitive environment, changes in government regulations, conditions of the economy, integration of acquired businesses, and other factors described in the filings of Quest Diagnostics Incorporated with the Securities & Exchange Commission, including its 2002 Form 10-K.

                               -- Table follows --

                 Quest Diagnostics Incorporated and Subsidiaries

                      Consolidated Statements of Operations
        For the Three and Twelve Months Ended December 31, 2003 and 2002
                      (in millions, except per share data)


                                                   Three Months Ended          Twelve Months Ended
                                                      December 31,                December 31,
                                                --------------------------  --------------------------
                                                   2003           2002         2003          2002
                                                ------------   -----------  ------------  ------------
Net revenues..................................   $ 1,204.0      $ 1,033.8    $ 4,737.9     $ 4,108.1

Operating costs and expenses:
Cost of services..............................       706.2          619.3      2,768.6       2,432.4
Selling, general and administrative...........       298.0          267.0      1,165.7       1,074.8
Amortization of intangible assets.............         2.1            2.1          8.2           8.3
Other operating (income) expense, net ........         0.7           (2.6)        (1.0)          0.3
                                                   -------      ---------    ---------     ---------
  Total operating costs and expenses..........     1,007.0          885.8      3,941.5       3,515.8
                                                   -------      ---------    ---------     ---------

Operating income .............................       197.0          148.0        796.4         592.3

Other income (expense):
Interest expense, net.........................       (14.5)         (12.7)       (59.7)        (53.7)
Minority share of income......................        (4.8)          (3.4)       (17.6)        (14.9)
Equity earnings in unconsolidated joint
   ventures...................................         4.4            4.9         17.4          16.6
Other income, net.............................         0.8            0.5          1.3           2.1
                                                   -------      ---------    ---------     ---------
  Total non-operating expenses, net...........       (14.1)         (10.7)       (58.6)        (49.9)
                                                   -------      ---------    ---------     ---------

Income before taxes...........................       182.9          137.3        737.8         542.4
Income tax expense............................        74.6           55.6        301.1         220.2
                                                   -------      ---------    ---------     ---------
Net income....................................     $ 108.3      $    81.7    $   436.7     $   322.2
                                                   =======      =========    =========     =========

----------------------------------------------------------------------------------------------------

Basic earnings per common share:
Net income....................................   $    1.04      $    0.84    $    4.22      $   3.34

Weighted average common shares outstanding -
    basic.....................................       103.8           97.2        103.4          96.5

----------------------------------------------------------------------------------------------------

Diluted earnings per common share:
Net income....................................   $    1.02      $    0.82    $    4.12      $   3.23

Weighted average common shares outstanding -
    diluted...................................       106.3           99.8        105.9          99.8

----------------------------------------------------------------------------------------------------


                 Quest Diagnostics Incorporated and Subsidiaries

                           Consolidated Balance Sheets
                           December 31, 2003 and 2002
                      (in millions, except per share data)


                                                                          December 31,       December 31,
                                                                              2003               2002
                                                                        ----------------   ---------------
              Assets
              Current assets:
              Cash and cash equivalents...............................      $  155.0          $    96.8
              Accounts receivable, net ...............................         609.2              522.1
              Inventories.............................................          72.5               60.9
              Deferred income taxes...................................         109.0              102.7
              Prepaid expenses and other current assets...............          50.1               41.9
                                                                                ----          ---------
                 Total current assets.................................         995.8              824.4
              Property, plant and equipment, net......................         607.3              570.1
              Goodwill ...............................................       2,518.9            1,788.9
              Intangible assets, net..................................          17.0               22.1
              Deferred income taxes...................................          49.6               29.8
              Other assets............................................         112.8               88.9
                                                                            --------          ---------
              Total assets............................................      $4,301.4          $ 3,324.2
                                                                            ========          =========


              Liabilities and Stockholders' Equity
              Current liabilities:
              Accounts payable and accrued expenses...................      $  649.9          $   610.0
              Short-term borrowings and current portion of long-term
                 debt                                                           73.9               26.0
                                                                            --------          ---------
                 Total current liabilities............................         723.8              636.0
              Long-term debt..........................................       1,028.7              796.5
              Other liabilities.......................................         154.2              122.8
              Stockholders' equity:
              Common stock, par value $0.01 per share; 300 shares
                 authorized; 106.8 and 98.0 shares issued at
                 December 31, 2003 and 2002, respectively.............           1.1                1.0
              Additional paid-in capital..............................       2,267.0            1,817.5
               Retained earnings (accumulated deficit)................         380.5              (40.8)
               Unearned compensation..................................          (2.3)              (3.3)
               Accumulated other comprehensive income (loss)..........           5.9               (5.5)
               Treasury stock, at cost; 4.0 shares at December 31,
                 2003                                                         (257.5)                -
                                                                            --------          ---------
                 Total stockholders' equity...........................       2,394.7            1,768.9
                                                                            --------          ---------
              Total liabilities and stockholders' equity..............      $4,301.4          $ 3,324.2
                                                                            ========          =========


                 Quest Diagnostics Incorporated and Subsidiaries

                      Consolidated Statements of Cash Flows
             For the Twelve Months Ended December 31, 2003 and 2002
                                  (in millions)

                                                                               Twelve Months Ended
                                                                                December 31,
                                                                     -----------------------------------
                                                                          2003               2002
                                                                     ---------------    ----------------
         Cash flows from operating activities:
         Net income..............................................      $  436.7         $   322.2
         Adjustments to reconcile net income to net cash
         provided by operating activities:
         Depreciation and amortization...........................         153.9             131.4
         Provision for doubtful accounts.........................         228.2             217.4
         Deferred income tax provision ..........................          33.9              90.4
         Minority share of income................................          17.6              14.9
         Stock compensation expense..............................           5.3               9.0
         Tax benefits associated with stock-based compensation
              plans..............................................          30.5              44.5
         Other, net..............................................          (1.6)             (0.8)
         Changes in operating assets and liabilities:
            Accounts receivable..................................        (254.9)           (168.2)
            Accounts payable and accrued expenses................          (6.8)            (12.7)
            Integration, settlement and other special charges....         (18.9)            (29.7)
            Income taxes payable.................................          26.5              (3.9)
            Other assets and liabilities, net....................          12.4             (18.1)
                                                                       --------          ---------
         Net cash provided by operating activities...............         662.8             596.4
                                                                       --------          ---------
         Cash flows from investing activities:
         Business acquisitions, net of cash acquired.............        (237.6)           (333.5)
         Capital expenditures....................................        (174.6)           (155.2)
         Increase in investments and other assets................         (13.8)             (9.7)
         Proceeds from disposition of assets.....................           9.0              10.5
         Collection of note receivable...........................            -               10.7
                                                                       --------          ---------
         Net cash used in investing activities...................        (417.0)           (477.2)
                                                                       --------          ---------
         Cash flows from financing activities:
         Proceeds from borrowings................................         450.0             475.2
         Repayments of debt......................................        (391.7)           (634.2)
         Purchases of treasury stock.............................        (257.5)              -
         Exercise of stock options...............................          29.9              27.0
         Distributions to minority partners......................         (14.3)            (12.2)
         Financing costs paid....................................          (4.2)             (0.1)
         Other...................................................           0.2              (0.4)
                                                                       --------          ---------
         Net cash used in  financing activities..................        (187.6)           (144.7)
                                                                       --------          ---------

         Net change in cash and cash equivalents.................          58.2             (25.5)

         Cash and cash equivalents, beginning of year............          96.8             122.3
                                                                       --------          ---------

         Cash and cash equivalents, end of year..................      $  155.0          $   96.8
                                                                       ========          =========

         Cash paid during the period for:
         Interest................................................      $   59.4          $   56.1
         Income taxes............................................      $  212.0          $   83.7


Notes to Financial Tables

    1) Net income per common share is computed by dividing net income by the weighted average number of common shares outstanding. Potentially dilutive common shares primarily represent stock options.

         The following table presents net income and basic and diluted earnings per common share, had the Company elected to recognize compensation cost based on the fair value at the grant dates for stock option awards and discounts granted for stock purchases under the Company's Employee Stock Purchase Plan, consistent with the method prescribed by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation", as amended by Statement of Financial Accounting Standards No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure - an amendment of FASB Statement No. 123":

                                                               Three Months Ended                 Twelve Months Ended
                                                                  December 31,                        December 31,
                                                        ------------------------------  ---------------------------------
                                                             2003            2002             2003              2002
                                                        -------------     ------------  ----------------  ---------------
                                                                       (in millions, except per share data)
     Net income
     Net income, as reported............................  $  108.3         $   81.7          $  436.7          $  322.2
     Add:  Stock-based compensation under APB 25........       1.2              2.2               5.3               9.0
     Deduct:  Total stock-based compensation expense
        determined under fair value method for all
        awards, net of related tax effects..............     (12.3)           (12.4)            (52.3)            (47.4)
                                                          --------         --------          --------          --------
     Pro forma net income...............................  $   97.2         $   71.5          $  389.7          $  283.8
                                                          ========         ========          ========          ========

     Earnings per common share
     Basic - as reported................................  $   1.04         $   0.84          $   4.22          $   3.34
                                                          --------         --------          --------          --------
     Basic - pro forma..................................  $   0.94         $   0.74          $   3.77          $   2.94
                                                          --------         --------          --------          --------

     Diluted - as reported..............................  $   1.02         $   0.82          $   4.12        $     3.23
                                                          --------         --------          --------          --------
     Diluted - pro forma................................  $   0.92         $   0.73          $   3.72        $     2.87
                                                          --------         --------          --------          --------


       The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

                                                               Three Months Ended                  Twelve Months Ended
                                                                  December 31,                        December 31,
                                                        ---------------------------------  ------------------------------------
                                                             2003              2002              2003               2002
                                                        ----------------  ---------------  -----------------  -----------------
     Dividend yield...................................      0.4%              0.0%             0.0%               0.0%
     Risk-free interest rate..........................      3.2%              2.9%             2.8%               4.2%
     Expected volatility..............................     47.9%             47.5%            48.1%              45.2%
     Expected holding period, in years................      5                 5                5                  5

     Certain options granted during the fourth quarter of 2003 were issued prior to the declaration of the quarterly cash dividend and as such carry a 0% dividend yield, reducing the weighted average dividend yield for the period.

2) Other operating (income) expense, net represents miscellaneous income and expense items related to operating activities such as gains and losses associated with the disposal of operating assets. For the three months ended December 31, 2002 other operating (income) expense, net includes a $1.8 million pretax gain on the sale of certain operating assets.

3) During the fourth quarter of 2003, the Company's Board of Directors declared a quarterly cash dividend of $0.15 per common share payable on January 23, 2004 to shareholders of record on January 8, 2004. During the fourth quarter of 2003, the Company recorded the estimated dividend payable of $15.4 million.

4) EBITDA represents income before net interest expense, income taxes, depreciation and amortization. The following table reconciles net income, representing the most comparable measure under accounting principles generally accepted in the United States, to EBITDA. In addition, the calculations to determine net income as a percentage of net revenues, operating income as a percentage of net revenues and EBITDA as a percentage of net revenues are presented. A reconciliation of net income to net cash provided by operating activities is presented on the face of the statement of cash flows. EBITDA is presented and discussed because management believes it is a useful adjunct to net income and other measurements under accounting principles generally accepted in the United States since it is a meaningful measure of a company's performance and ability to meet its future debt service requirements, fund capital expenditures and meet working capital requirements. EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States and should not be considered as an alternative to (i) net income (or any other measure of performance under accounting principles generally accepted in the United States) as a measure of performance or (ii) cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity.

                                                          Three Months Ended             Twelve Months Ended
                                                             December 31,                    December 31,
                                                     ------------------------------  ----------------------------
                                                          2003           2002            2003          2002
                                                     ------------------------------  ----------------------------
                                                                 (in millions, except percentage data)
     Net revenues.................................    $ 1,204.0     $ 1,033.8         $ 4,737.9     $4,108.1

     Net income...................................    $   108.3     $    81.7         $   436.7     $  322.2
     Add:
        Interest expense, net.....................         14.5          12.7              59.7         53.7
        Income tax expense........................         74.6          55.6             301.1        220.2
        Depreciation .............................         38.3          32.5             145.7        123.0
        Amortization of intangible assets.........          2.1           2.1               8.2          8.3
                                                      ---------     ---------         ---------     --------
     EBITDA.......................................    $   237.8     $   184.6         $   951.4     $  727.4
                                                      =========     =========         =========     ========

     Net income as a percentage of net
        revenues A................................          9.0%          7.9%              9.2%         7.8%

     EBITDA as a percentage of net revenues B.....         19.8%         17.9%             20.1%        17.7%

     Operating income C...........................    $   197.0     $   148.0         $   796.4     $  592.3
     Operating income as a percentage of net
        revenues C, D.............................         16.4%         14.3%             16.8%        14.4%

     A. Calculated by dividing net income by net revenues.
     B. Calculated by dividing EBITDA by net revenues.
     C. Presented for comparative purposes only.
     D. Calculated by dividing operating income by net revenues.

 5) Free cash flow represents net cash provided by operating activities less capital expenditures. Free cash flow is presented because management believes it is a useful adjunct to cash flow from operating activities and other measurements under accounting principles generally accepted in the United States since it is a meaningful measure of a company's ability to fund investing activities and meet its future debt service requirements. Free cash flow is not a measure of financial performance under accounting principles generally accepted in the United States and should not be considered as an alternative to cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity. The following table reconciles net cash provided by operating activities to free cash flow:

                                                                         Twelve Months Ended
                                                                            December 31,
                                                            ----------------------------------------------
                                                                    2003                    2002
                                                            ----------------------  ----------------------
                                                                            (in millions)
      Net cash provided by operating activities...........      $   662.8               $   596.4
      Less:  Capital expenditures.........................          174.6                   155.2
                                                                ---------               ---------
      Free cash flow......................................      $   488.2               $   441.2
                                                                =========               =========